Exhibit 4.2

                           MARKETING SERVICE AGREEMENT
                           ---------------------------

THIS MARKETING SERVICE AGREEMENT is made effective this 1st day ofJanuary, 2002 by and;

BETWEEN:

     HYE KYUNG CHOI of #1507-193 Aquarius Mews, Vancouver, BC, Canada V6Z 2Z2 (HEREINAFTER REFERRED TO AS "CONSULTANT")

AND:

     MERIDIAN CO., LTD., OF 9FL., SEOIL BLDG. 222, JAMSILBON-DONG, SONGPA-GU SEOUL, REPUBLIC OF KOREA
     (HEREINAFTER  REFERRED  TO  AS  "MERIDIAN")

WHEREAS:

     A. MERIDIAN is engaged in the research, development, manufacturing and sales of medical devices mainly for the Oriental and Natural/Alternative Medicine;

     B. CONSULTANT provides professional marketing services in the North America market; and

     C. MERIDIAN considers it to be in its best interest to engage CONSULTANT to receive marketing consulting services for its products in North America on the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESS THAT THE PARTIES MUTUALLY AGREE AS FOLLOWS:

     1.  ENGAGEMENT
         ----------

1.1 Subject to the terms and conditions hereof, MERIDIAN hereby engages CONSULTANT to receive the marketing consulting services set out in Section
     2.1  hereof  (the  "Services").

1.2 CONSULTANT's obligation to perform the Services shall commence following the completion of the list of the Services, and will continue from the Effective Date until terminated in accordance with Article 4 hereof (the "Term").

     2.  SERVICES
         --------

2.1 Establish public relations methodology designed to increase awareness of MERIDIAN and its products within the North American Region.

2.2 Prepare the marketing plan and disseminate information to the market place, which information has been provided by MERIDIAN.

2.3  Expose  MERIDIAN  to  a  broad  network  of distributors and retail chains.

2.4  Conduct  marketing  campaigns.

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2.5  Advertise  the  products  of  MERDIAN  by  various  methods.


     3.  CONSIDERATION
         -------------

3.1 In consideration for the Services, MERIDIAN shall pay CONSULTANT the minimum monthly retainer of $10,000 US or number of the MERIDIAN's common shares equivalent to the value of $10,000 US invoiced in advance each month.

     4.  EXPENSES  AND  COSTS
         --------------------

4.1 Company shall pay all costs and expenses incurred by CONSULTANT, its directors, officers, employees, and agents, in carrying out its duties and obligations pursuant to the provisions of this Agreement, excluding CONSULTANT's general and administrative expenses and costs, but including and not limited to the following costs and expenses:

a. Travel expenses, including, but not limited to transportation, lodging and food expenses, when such travel is conducted on behalf of the Company. (If requested)

b.   Seminars,  expositions,  marketing  campaign.

c.   Radio  and  television  time  and  print  media  advertising  costs.

d.   Subcontract  fees  and  costs  incurred in preparation of research reports.

e.   Cost  of  on-site  due  diligence  meetings.

f.   Printing  and  publication  costs  of  brochures  and  marketing materials.

g.   Postage  on  all  packages  mailed.

4.2 All expenses and costs shall be paid by cash or number of the MERIDIAN's common shares equivalent to the value of total cost.

     5.  TERMINATION  AND  RENEWAL
         -------------------------

5.1 This agreement may be terminated by MERIDIAN upon the occurrence of any default by CONSULTANT by giving written notice to CONSULTANT by giving written notice to CONSULTANT specifying the nature of the default. A default will be defined as the occurrence of any one ore more of the following:

          a. CONSULTANT fails to perform any of the Services in the manner or within the time required herein or commits or permits a breach of or default in any of CONSULTANT's covenants, duties or obligations hereunder; or
          b. MERIDIAN acting reasonably determines that CONSULTANT or any of its principals, directors, officers, agents or employees has acted, is acting or is likely to act in a manner detrimental to MERIDIAN or has violated the confidentiality of any information as provided for in this agreement.

5.2 This agreement may be renewed for consecutive one year terms, on an annual basis, as agreed to by both parties at the end of the Term.

          6.  CONFIDENTIALITY
              ---------------

6.1 All reports, documents, concepts and products together with any business contracts or any business opportunities prepared, produced, developed or acquired by CONSULTANT, directly or indirectly, in connection with CONSULTANT performing the Services (collectively, the "Work Product") will belong exclusively to MERIDIAN which will be entitled to all rights, interest, profits or benefits in respect thereof.

6.2 No copies, summaries or other reproductions of any Work Product shall be made by CONSULTANT without the express permission of MERIDIAN, provided that CONSULTANT is given permission to maintain one copy of the Work Product for its own use.

6.3 CONSULTANT will not disclose any information, documents or Work Product which is developed by CONSULTANT or to which CONSULTANT may have access by virtue of its performance of the Services to any person not expressly authorized by MERIDIAN for that purpose. CONSULTANT will comply with such directions as MERIDIAN may make to ensure the safeguarding or confidentiality of all such information, documents and Work Product.


          7.  LAW
              ---

7.1 This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the parties hereby irrevocably attorn to the courts of such Province.

IN WITNESS THEREOF, the parties above have caused this Agreement to be duly executed, as of the day and year set out below.



HYE  KYUNG  CHOI

/s/ HYE  KYUNG  CHOI
______________________                         Date:  January  1,  2002





MERIDIAN  CO.,  LTD.,


By:  /s/ Hyeon  Seong  Myeong
     ____________________________________
     Hyeon  Seong  Myeong,  CEO/President      Date:  January 1, 2002